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EXHIBIT 21

DIP COMMITMENT LETTER

      LENDER understands that a total of $5 million will be required to finance the working capital and general corporate requirements of Livent Realty (New York) Inc. and Livent Realty (Chicago) Inc. (together, "Borrowers"), Livent (U.S.) Inc. and Livent Inc. (together, "Guarantors") during the initial phase of proceedings with respect to Borrowers' and Guarantors' cases (the "Cases") that may be commenced under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

         Subject to the terms and conditions set forth herein, LENDER
confirms that it is willing to provide $      to Borrowers (the "Loan") in
the form of a secured loan to finance the working capital and general corporate requirements of Borrowers and Guarantors. LENDER understands that other lenders (collectively with LENDER, the "Director Lenders") have also agreed to advance funds to Borrowers on the same terms and conditions as set forth herein with respect to LENDER, and that, the Loan and the loans of the other Director Lenders (collectively, the "Director Loans," and any such loan individually, a "Director Loan") shall be treated identically and as PARI PASSU with one another.

                                     TERMS

Lender:        [      ] or its nominee.

Borrowers:     Borrowers as debtors and debtors-in-possession in their Cases under the Bankruptcy Code.

Guarantors:    Guarantors as debtors and debtors-in-possession in their Cases under the Bankruptcy Code.

Loan Amount:   $[      ].

Maturity:      The earliest of (x) the date which is 18 months after the date of the commencement of the Chapter 11 Cases of Borrowers and Guarantors; (y) the effective date of a plan of reorganization or liquidation in the Cases; and (z) the date of substantial consummation of a plan of reorganization in the Cases.

Availability:  To the extent the interim order and/or final order issued by the bankruptcy court (the "Court") hearing the Cases is otherwise limited as to the amount of credit covered by such order, availability under the Director Loans shall be so limited. Any such limitation shall result in a pro-rata reduction of each of the Director Loans.

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Purpose:       The Loan may be utilized to provide for working capital and general corporate requirements.

Mandatory      All amounts due under the Loan, including accrued but unpaid
Repayments:    interest and reasonable costs, shall be repaid upon (i) the funding of a subsequent Debtor-In-Possession facility in the Cases by any entity that is not a Director Lender, and (ii) the sale of all of the assets securing the Loan (the "Security"). In the event of a sale of less than all of the Security, the net proceeds of such sale shall be paid in respect of the Director
               Loans on a PRO-RATA basis.

Voluntary      At the Borrowers' option, the Loan may be reduced or terminated
Prepayments:   at any time without penalty. Voluntary prepay- ments may be made at any time, in whole or in part (subject to specified minimum principal amounts) without premium or penalty.

Priority:      The Loan together with all unpaid interest and costs
               (collectively, the "Obligations") shall constitute an allowed administrative expense claim in the Cases pursuant to, and shall be entitled to the benefits of, Sections 364(c)(2) and 364(c)(3), and Sections 503(b) and 507(b) of the Bankruptcy Code. Any and all payments made to any Director Lender in respect of a Director
               Loan (including any payments made from the proceeds of any of the Security) shall be made on an identical basis and PARI PASSU with all other Director Loans. This Loan shall not be subject to any
               Section 364(d)(4) relief or otherwise modified by the Court or a plan of reorganization.

               In conjunction with obtaining the final order, Borrowers and Guarantors will use their best efforts to obtain for the Director Lenders a junior lien on all assets of Borrowers and Guarantors and a super-priority administrative expense for all Obligations under Section 364(c)(1) of the Bankruptcy Code.

Security:      The Obligations shall be secured by an enforceable second
               priority perfected security interest and mortgage in (i) the Ford
               Center for the Performing Arts, New York, New York, owned by
               Livent Realty (New York) Inc., and (ii) the Ford Center for the
               Performing Arts, 32 West Randolph, Chicago, Illinois, owned by
               Livent Realty (Chicago) Inc., (together, the "DIP Liens," and individually, a "DIP Lien").

               The DIP Lien on the Ford Center for the Performing Arts in Chicago shall be second in priority to a mortgage held by the City of Chicago in the nominal amount of $16,920,000 to secure the performance by Livent Realty (Chicago) Inc. under the April, 1996 Redevelopment Agreement

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               with the City of Chicago.

               If and to the extent the purported $5 million lien held by Canadian Imperial Bank of Commerce on the Ford Center for the Performing Arts in New York is held by the Court to be invalid or is otherwise avoided, the DIP Lien on the Ford Center for the Performing Arts in New York shall automatically become a first priority security interest and mortgage in that property. The DIP Liens shall be subject only to a post-default carve out relating to (a) $300,000 for customary and usual professional fees, and
               (b) fees of the United States Trustee.

Interest Rate: The prime commercial lending rate announced by Chase Bank, from time to time plus 2 points. Interest in respect of the Loan shall be paid monthly in arrears on the last business day of the month. Interest will also be payable at the time of repayment of the Loan and at maturity of the Loan. All interest and fee calculations shall be based on a 360-day year and actual days elapsed.

               Upon the occurrence and continuance of any default in the payment of any principal, interest or costs, the Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Loan. Such interest shall be payable on demand.


Covenants:     Covenants to apply to the Borrowers and the Guarantors:

               (1) Borrowers and Guarantors shall not cause any other liens to be placed on the Security;

               (2) Borrowers and Guarantors shall not sell any of the Security without prior Court authorization upon notice to LENDER; and

               (3) Borrowers and Guarantors shall maintain adequate insurance on the Security, and LENDER shall be made a loss payee on any such insurance within a reasonable time.

Events of
Default:

               (1) Failure by Borrowers and Guarantors to timely pay any Obligation when due or failure by Borrowers and Guarantors to perform any obligation or term or condition of this letter;

               (2) The appointment of a trustee or the appointment of an examiner

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                    with enlarged powers in the Cases;

               (3) Conversion of the Cases into proceedings under Chapter 7 of the Bankruptcy Code;

               (4)  A change in control or ownership of Borrowers or Guarantors;
                    or

               (5) Failure to execute the mortgage documentation and any other Loan documentation reasonably required by LENDER, if any, in form and substance reasonably satisfactory to LENDER within five (5) business days of the commencement of the Cases.

Conditions
Precedent:     The funding of the Loan by LENDER is conditioned upon the
               following events occurring:

               (1) All necessary orders of the Court authorizing the Director Loans and the DIP Liens shall have been entered and shall be in full force and effect and shall not have been stayed, reversed, vacated or rescinded, and all such orders shall be satisfactory to LENDER and shall include a finding by the Court that the LENDER is extending credit to Borrowers in good faith under section 364(e) of the Bankruptcy Code;

               (2) Substantially similar commitments shall have been made by other Director Lenders so that the total commitments by all of the Director Lenders equal at least $5 million; and

               (3) LENDER, in LENDER's sole discretion, shall be satisfied that there will be sufficient equity in the Security to secure the Loan.

Assignments:   Assignments of interests in the Loan may be made by LENDER at any time.

         To induce LENDER to issue this commitment letter, Borrowers and Guarantors hereby agree that all reasonable fees and expenses (including the reasonable fees of counsel and consultants) of LENDER arising in connection with this commitment letter and in connection with the transactions described herein (including reasonable fees and expenses incurred by LENDER to enforce the Loan) shall be paid by Borrowers and Guarantors, whether or not the Loan is consummated. Borrowers and Guarantors further agree to indemnify and hold harmless

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LENDER from and against any and all actions, suits, proceedings, claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against LENDER as a result of or arising out of or in any way related to or resulting from this commitment letter or any eventual Loan, and, upon demand, to pay and reimburse LENDER for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding, or claim; PROVIDED, however, that Borrowers and Guarantors shall not be required to indemnify LENDER against any loss, claim, damage, expense or liability to the extent it resulted from the gross negligence or willful misconduct of LENDER. Any liability arising out of this paragraph shall be included in the definition of the term "Obligations" under this commitment letter.

         This commitment letter is furnished for Borrowers's benefit, and may not be relied upon by any other person or entity. LENDER shall not be responsible or liable to Borrowers or any other person for consequential damages which may be alleged as a result of this letter.

         This commitment letter shall be construed in accordance with and governed by the laws of the State of New York. Borrowers may terminate LENDER'S commitment with respect to the Loan at any time.